EXHIBIT 5.1

MARK E. PENA
ATTORNEY AT LAW
334 S Hyde Park Ave # 2, Tampa, FL 33606
Telephone (813) 251-1289

February 26, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Re: Registration Statement on Form S-8

Gentlemen:

I have been retained to execute a legal opinion letter for Renewable Energy Resources, Inc. in connection with the preparation and filing of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended, for (12,000,000) Twelve Million shares of common stock, $0.001 par value. The shares will be issued to individuals who are present or former employees of Renewable Energy Resources, Inc.

I have examined the Certificate of Incorporation, as amended, and the By-Laws of Renewable Energy Resources, Inc. and all amendments thereto, as well as the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Renewable Energy Resources, Inc., and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of common stock issuable under this Registration Statement are duly authorized and, when issued, will be validly issued, fully paid for and non-assessable.

I have been a member of the Florida Bar since 1994. I am also a member of the Federal Middle District Court and the 11th Federal Appellate Court, Atlanta. I have issued SEC opinion letters and filings in the past and am not currently an officer, Director or inside or otherwise an employee of the company.

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very Truly Yours,

Mark E. Pena, Esq.
Attorney At Law